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                                                                 EXHIBIT h(4)(b)

                                 AMENDMENT NO. 1
                    MASTER ADMINISTRATIVE SERVICES AGREEMENT


         The Master Administrative Services Agreement (the "Agreement"), dated June 21, 2000, by and between A I M Advisors, Inc., a Delaware corporation, and AIM International Funds, Inc., a Maryland corporation, is hereby amended as follows:

         Section 3 of the Agreement is hereby deleted in its entirety and replaced with the following:

                  "3. As full compensation for the services performed and the facilities furnished by or at the direction of the Administrator, the Portfolios shall reimburse the Administrator for expenses incurred by them or their affiliates in accordance with the methodologies established from time to time by the Company's Board of Directors. Such amounts shall be paid to the Administrator on a monthly basis."

         All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

Dated: May 9, 2001

                                            A I M ADVISORS, INC.


Attest: /s/ P. MICHELLE GRACE               By: /s/ ROBERT H. GRAHAM
       ----------------------                  ----------------------
       Assistant Secretary                     Robert H. Graham
                                               President


(SEAL)


                                            AIM INTERNATIONAL FUNDS, INC.


Attest: /s/ RENEE A. FRIEDLI                By: /s/ ROBERT H. GRAHAM
       ----------------------                  ----------------------
       Assistant Secretary                     Robert H. Graham
                                               President


(SEAL)